Exhibit 99.1
DRAFT- NOT FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals Contacts:
Kelly Barry (617) 995-9033 (media)
Eric Hoffman (617) 224-4485 (investors)
Idenix Pharmaceuticals Prices Public Offering of Common Stock
CAMBRIDGE, Mass., April 8, 2011 —Idenix Pharmaceuticals, Inc. (Nasdaq: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced the pricing of an underwritten registered public offering of 18,310,000 shares of its common stock at a public offering price of $2.80 per share. All of the shares are being sold by Idenix. The offering is expected to close on April 13, 2011, subject to customary closing conditions.
J.P. Morgan Securities LLC is acting as sole book-running manager and underwriter for the offering. Idenix has granted the underwriter a 30-day option to purchase up to an additional 2,746,500 shares to cover over-allotments, if any.
The shares will be issued pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission. Idenix will also file with the Securities and Exchange Commission a prospectus supplement with respect to the offering.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Idenix, nor shall there be any offer or sale of securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, from J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of infections caused by the hepatitis C virus.